EXHIBIT 3.1

FOURTH
CERTIFICATE OF AMENDMENT
TO
THE SEVENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GREAT BASIN SCIENTIFIC, INC.

Great Basin Scientific, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation (the “Board”) resolutions were duly adopted authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware amendments (the “Amendment”) to the Corporation’s seventh amended and restated certificate of incorporation (the “Certificate of Incorporation”) to reclassify, change, and convert every eighty (80) outstanding shares of the Corporation’s common stock, par value $0.0001 per share (“Common Stock”), into one (1) share of Common Stock, par value $0.0001 per share.

SECOND:

1.	Article IV.A of the Corporation’s Certificate of Incorporation is hereby amended by adding the following:

“Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, every eighty (80) shares of the Corporation’s issued and outstanding Common Stock, par value $0.0001 per share, that are issued and outstanding immediately prior to 12:01am EDT on September 16, 2016 shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s Common Stock, par value $0.0001 per share, provided that in the event a stockholder would otherwise be entitled to a fraction of a share of Common Stock pursuant to the provisions of this Article, such stockholder shall receive one whole share of Common Stock in lieu of such fractional share and no fractional shares shall be issued.”

THIRD:  That pursuant to a resolution of the Board, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

FOURTH:  That the aforesaid Amendment were duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FIFTH:  The foregoing amendment shall be effective on September 16, 2016 at 12:01 am EDT.

SIXTH:  Except as herein amended, the Corporation’s Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 14th  day of September, 2016.

GREAT BASIN SCIENTIFIC, INC.

By:  /s/ Ryan Ashton
Name: Ryan Ashton
Title: President and Chief Executive Officer